EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:	Michele Howard
770-441-2051

U.S. Department of Justice Closes its Investigation of Immucor

NORCROSS, Ga., November 8, 2010 – Immucor, Inc. (Nasdaq: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, today announced that the United States Department of Justice, Antitrust Division, has informed Immucor that its investigation of the Company has been closed.

As Immucor reported in April 2009, it had received a subpoena from the United States Department of Justice, Antitrust Division, requesting documents for the period beginning September 1, 2000 through the date of the subpoena, pertaining to an investigation of possible violations of the federal criminal antitrust laws in the blood reagents industry. Immucor cooperated fully with the investigation.

About Immucor
Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments. For more information on Immucor, please visit our website at www.immucor.com.